DR. RICHARD F. HEWLETT, PhD.

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated June 1, 2005 entitled “Clarkdale Slag Project” in the Form SB-2 Registration Statement to be filed by Searchlight Minerals Corp. with the United States Securities and Exchange Commission.

Dated the 28th day of March, 2006

/s/ Dr. Richard F. Hewlett
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DR. RICHARD F. HEWLETT, PhD,
CONSULTING GEOLOGIST